Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The St. Joe Company:
We consent to the incorporation by reference in the registration statements (No. 333-188136) on Form S-3 and (No. 333-159347) on Form S-8 of The St. Joe Company and subsidiaries (the Company) of our reports dated February 26, 2015, with respect to the consolidated balance sheets of the Company as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of the Company.

/s/ KPMG
Jacksonville, Florida
February 26, 2015
Certified Public Accountants